Exhibit 5.2

Writer’s Direct Dial: (212) 225-2472 E-Mail: jfisher@cgsh.com
March 23, 2010
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut 06155
Ladies and Gentlemen:
     We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offerings pursuant to a registration statement on Form S-3 (No. 333-142044), as amended (the “Registration Statement”), of:
     (i) 59,590,089 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the common stock prospectus supplement dated March 17, 2010 (the “Common Stock Prospectus Supplement”) to the prospectus dated April 11, 2007 (together, the “Common Stock Prospectus”) and the common stock underwriting agreement dated March 17, 2010 (the “Common Stock Underwriting Agreement”), in the form in which it was incorporated into the common stock pricing agreement (together with the Common Stock Underwriting Agreement, the “Common Stock Pricing Agreement”), between the Company and the several underwriters named in Schedule I thereto;
     (ii) 23,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Company’s 7.25% Mandatory Convertible Preferred Stock, Series F (the “Preferred Securities”), pursuant to the depositary shares prospectus supplement dated March 17, 2010 (the “Depositary Shares Prospectus Supplement”) to the prospectus dated April 11, 2007 (together, the “Depositary Shares Prospectus”) and the depositary shares underwriting agreement dated March 17, 2010 (the “Depositary Shares Underwriting Agreement”), in the form in which it was incorporated into the depositary shares pricing agreement (together with the Depositary Shares Underwriting Agreement, the “Depositary

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Shares Pricing Agreement”), between the Company and the several underwriters named in Schedule I thereto; and
          (iii) $300 million aggregate principal amount of the Company’s 4.00% Senior Notes due 2015 (the “2015 Notes”), $500 million aggregate principal amount of the Company’s 5.50% Senior Notes due 2020 (the “2020 Notes”) and $300 million aggregate principal amount of the Company’s 6.625% Senior Notes due 2040 (together with the 2015 Notes and the 2020 Notes, the “Notes”), pursuant to the Senior Indenture dated April 11, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), the senior notes prospectus supplement dated March 18, 2010 (the “Senior Notes Prospectus Supplement”) to the prospectus dated April 11, 2007 (together, the “Senior Notes Prospectus”) and the senior notes underwriting agreement dated March 18, 2010 (the “Senior Notes Underwriting Agreement”), in the form in which it was incorporated into the senior notes pricing agreement (together with the Senior Notes Underwriting Agreement, the “Senior Notes Pricing Agreement”).
          In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Common Stock Prospectus, the Depositary Shares Prospectus, the Senior Notes Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Common Stock Pricing Agreement, Depositary Shares Pricing Agreement and the Senior Notes Pricing Agreement;

(d)	a specimen of the Common Stock;

(e)	a copy of the Certificate of Designations certified by the Secretary of State of the State of Delaware;

(f)	an executed copy of the Deposit Agreement dated March 23, 2010 between the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all holders from time to time of the depositary receipts (the “Depositary Receipts”);

(g)	the certificate evidencing the Preferred Securities as executed by the Company;

(h)	the global Depositary Receipt (the “Global DR”) as executed by the Company and the Depositary;

(i)	a facsimile copy of the 2015 Notes, 2020 Notes and the 2040 Notes in global form as executed by the Company and authenticated by the Trustee;

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(j)	an executed copy of the Indenture and the Officers’ Certificate dated March 23, 2010 establishing the terms of the Notes in accordance with Sections 102 and 301 of the Indenture; and

(k)	copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.
          In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Common Stock Pricing Agreement, the Depositary Shares Pricing Agreement and the Senior Notes Pricing Agreement).
          Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that:
          1. The Global DR has been duly and validly issued and the person in whose name the Global DR is registered will be entitled to the rights specified therein and in the Deposit Agreement.
          2. The Preferred Securities have been validly issued by the Company and are fully paid and nonassessable.
          3. The shares of Common Stock into which the Preferred Securities are convertible have been authorized and reserved for issuance upon conversion and, upon initial issuance thereof on conversion of the Preferred Securities, will be validly issued, fully paid and nonassessable.
          4. The Notes have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
          Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the

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State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation (excluding for such purposes any matter relating to the insurance laws and regulations of each such State)) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
     The foregoing opinions are limited to the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).
     We hereby consent to the use of our name in the Depositary Shares Prospectus under the heading “Validity of the Securities” and in the Senior Notes Prospectus under the heading “Validity of the Senior Notes,” as counsel for the Company who has passed on the validity of the Depositary Shares and Senior Notes and as having prepared this opinion, and to the use of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated March 23, 2010. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ JANET FISHER
Janet L. Fisher, a Partner